UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2020

MTBC, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36529	22-3832302
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Clyde Road, Somerset, New Jersey, 08873
(Address of principal executive offices, zip code)

(732) 873-5133

(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	MTBC	Nasdaq Global Market
Series A Preferred Stock, par value $0.001 per share	MTBCP	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

Item 1.01	Entry into a Material Definitive Agreement

Agreement and Plan of Merger

On January 8, 2020, MTBC, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CareCloud Corporation, a Delaware corporation (“CareCloud”), MTBC Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”) and Runway Growth Credit Fund Inc. (“Runway”), solely in its capacity as a seller representative, pursuant to which Merger Sub will merge with and into CareCloud (the “Merger”), with CareCloud surviving as a wholly owned subsidiary of the Company. The Merger became effective simultaneously with the execution of the Merger Agreement. At the Merger effective time (the “Effective Time”), CareCloud will be the surviving corporation of the Merger and wholly owned subsidiary of the Company.

The total consideration for the Merger paid at closing was $17 million in cash and 760,000 shares of the Company’s 11% Series A Cumulative Redeemable Perpetual Preferred Stock. The Merger Agreement provides that if CareCloud’s 2020 revenues exceed $36 million, there will be an earn-out payment to the seller equal to such excess, up to $3 million. Additional consideration included warrants to purchase 2,000,000 shares of the Company’s common stock, 1,000,000 of which has an exercise price per share of $7.50 and a term of two years, and the second million of which has an exercise price per share of $10.00 and a term of three years.

The cash consideration will be used to repay CareCloud’s bank and other indebtedness, current liabilities and transaction expenses, and the remaining cash consideration will be paid to the seller. At closing, CareCloud will have a net working capital of approximately zero. Of the stock consideration, 160,000 shares will be held in escrow for up to 24 months, and an additional 100,000 shares will be held in escrow for up to 18 months, in both cases, to satisfy indemnification obligations of the seller for losses arising from certain specified contingent liabilities. Shares net of such losses will be released upon joint instruction of the Company and Runway in accordance with the applicable escrow period.

Consummation of the Merger was subject to certain customary conditions, including, without limitation, the adoption of the Merger Agreement and approval of the Merger by the affirmative vote or consent of the holders of (i) a majority of the outstanding shares of CareCloud’s Series A-1 Preferred Stock, voting together on an as-converted to common stock basis, and (ii) a majority of the outstanding shares of CareCloud’s Class A Common Stock and the Series A-1 Preferred Stock, voting together on an as-converted to common stock basis.

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The parties to the Merger Agreement have each made customary representations and warranties in the Merger Agreement. In connection with the Merger Agreement, the Company has obtained representations and warranties insurance coverage of up to $6 million to insure against losses arising from breach of representations and warranties under the Merger Agreement.

The Company’s preferred stock and warrants being issued as part of the Merger consideration are being issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). The Company has agreed that, as soon as practicable after the completion of CareCloud’s 2019 financial statements audit, the Company will register for resale under the Securities Act the preferred stock and the securities underlying the warrants.

The foregoing summary of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this report and incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On January 8, 2020, CareCloud became a wholly owned subsidiary of the Company as a result of the merger of Merger Sub, with and into CareCloud, with CareCloud surviving the Merger as a wholly owned subsidiary of the Company. The Merger was effected pursuant to the Merger Agreement. Following the Merger, the Company will own a subsidiary that owns and operates cloud-based practice management, electronic health record, and medical billing software and services.

The information provided above in “Item 1.01 – Entry into a Material Definitive Agreement” of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

Item 3.02	Unregistered Sales of Equity Securities.

The information provided above in “Item 1.01 – Entry into a Material Definitive Agreement” and “Item 2.01 – Completion of Acquisition or Disposition of Assets” of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 8.01	Other Events.

On January 8, 2020, the Company issued a press release announcing the entry into the Merger Agreement. A copy of the press release is attached as Exhibit 99.1 and is incorporated by reference.

Item 9.01	Financial Statements and Exhibits

(d)       Exhibits

2.1	Merger Agreement by and between MTBC, Inc., CareCloud, Inc., MTBC Merger Sub, Inc., and Runway Growth Credit Fund Inc., dated January 8, 2020.

99.1	Press release dated January 8, 2020

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SIGNATURE(S)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MTBC, Inc.

Date: January 8, 2020	By:	/s/ Stephen Snyder
Stephen Snyder
Chief Executive Officer

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